                                                                  Exhibit 11


                            Statement Re Computation
                             of Per Share Earnings

McCormick and Company, Inc.                                               Part I
- Exhibit 11




(In Thousands Except Per Share Amounts)

Statement re Computation of Per-Share Earnings*



                                                           Year Ended November 30
                                                        ------------------------------
Computation for Statement of Income                     1997          1996       1995


Net Income........................................... $98,428       $41,918   $97,521

Reconciliation of Weighted Average Number of
  Shares Outstanding to Amount used in Primary
  Earnings Per Share Computation
    Weighted Average Number of Shares Outstanding....  75,658        80,641   81,181

    Add - Dilutive Effect of Outstanding Options
      (as Determined by the Application of the
Treasury Stock Method) (1)...........................    194             61      138

  Weighted Average Number of Shares Outstanding
    As Adjusted for Equivalent Shares................ 75,852         80,702   81,319

      PRIMARY EARNINGS PER SHARE.....................  $1.30          $0.52    $1.20


                                                          Year Ended November 30
                                                      -------------------------------
Computation for Statement of Income                     1997          1996       1995

Reconciliation of Weighted Average Number of
  Shares Outstanding to Amount used in Fully Diluted
  Earnings Per Share Computation
    Weighted Average Number of Shares Outstanding....  75,658        80,641    81,181
    Add - Dilutive Effect of Outstanding Options
      (As Determined by the Application of the
      Treasury Stock Method) (1).....................     251            98       159

  Weighted Average Number of Shares Outstanding
    As Adjusted for Equivalent Shares................  75,909        80,739    81,340

    FULLY DILUTED EARNINGS PER SHARE.................   $1.30         $0.52     $1.20



-----------------------
 *See 1997 Annual Report, Note (1) of the Notes to Financial Statements.


(1)"This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%."


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